EXHIBIT 99.1




XL CAPITAL ASSURANCE INC.
AND SUBSIDIARY
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE THREE MONTHS PERIODS ENDED
MARCH 31, 2007 AND 2006
(EXPRESSED IN U.S. DOLLARS)

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                             (UNAUDITED)
                                                                                AS OF                  AS OF
                                                                              MARCH 31,             DECEMBER 31,
                                                                                 2007                  2006
                                                                          -------------------   --------------------
ASSETS
Investments
   Debt securities available for sale, at fair value
     (amortized cost: 2007 - $321,618; 2006 - $335,532) .............       $   319,765            $   332,265
   Short-term investments, at fair value (amortized cost:
     2007 - $35,946; 2006 - $14,979) ................................            35,857                 14,978
                                                                            -----------            -----------
     Total investments ..............................................           355,622                347,243

Cash and cash equivalents ...........................................            68,362                 82,691
Accrued investment income ...........................................             2,507                  3,111
Prepaid reinsurance premiums ........................................           622,762                587,508
Premiums receivable .................................................            11,158                  6,984
Reinsurance balances recoverable on unpaid losses ...................           154,472                155,597
Intangible assets - acquired licenses ...............................            11,529                 11,529
Deferred tax asset ..................................................            17,575                 17,872
Other assets ........................................................             9,709                 12,200
                                                                            -----------            -----------
     Total assets ...................................................       $ 1,253,696            $ 1,224,735
                                                                            ===========            ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
   Unpaid losses and loss adjustment expenses .......................       $   162,890            $   164,907
   Deferred premium revenue .........................................           712,335                666,082
   Deferred ceding commissions, net .................................            54,086                 52,720
   Reinsurance premiums payable .....................................            28,863                 22,548
   Accounts payable and accrued expenses ............................            18,747                 34,875
   Payable for investments purchased ................................              --                    5,435
   Intercompany payable to affiliates ...............................            25,358                 27,663
                                                                            -----------            -----------
     Total liabilities ..............................................         1,002,279                974,230
                                                                            -----------            -----------

Commitments and contingencies

Shareholder's Equity
   Common stock (par value $7,500 per share; 8,000 shares authorized;
     2,000 shares issued and outstanding) ...........................            15,000                 15,000
   Additional paid-in capital .......................................           264,173                264,173
   Accumulated other comprehensive loss .............................            (1,929)                (3,222)
   Accumulated deficit ..............................................           (25,827)               (25,446)
                                                                            -----------            -----------
     Total shareholder's equity .....................................           251,417                250,505
                                                                            -----------            -----------
     Total liabilities and shareholder's equity .....................       $ 1,253,696            $ 1,224,735
                                                                            ===========            ===========

          See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                              --------------------------------------------
                                                                                      2007                    2006
                                                                              --------------------    --------------------
REVENUES
Gross premiums written .....................................................       $ 89,495                $ 70,780
Ceded premiums written .....................................................        (73,228)                (63,430)
                                                                                   --------                --------
   Net premiums written ....................................................         16,267                   7,350

Change in net deferred premium revenue .....................................        (10,999)                 (3,459)
                                                                                   --------                --------
   Net premiums earned .....................................................          5,268                   3,891

Net investment income ......................................................          5,112                   3,716
Net realized losses on investments .........................................           --                      (475)
Net realized and unrealized losses on derivative financial instruments......           (624)                   (243)
Fee income and other .......................................................           --                       125
                                                                                   --------                --------
   Total revenues ..........................................................          9,756                   7,014
                                                                                   --------                --------
EXPENSES
Net losses and loss adjustment expenses ....................................           (464)                    521
Net operating expenses .....................................................         10,160                   7,132
                                                                                   --------                --------
   Total expenses ..........................................................          9,696                   7,653
   Income (loss) before income tax expense .................................             60                    (639)

   Total income tax expense ................................................            441                      15
                                                                                   --------                --------

   Net loss ................................................................           (381)                   (654)
                                                                                   --------                --------

COMPREHENSIVE INCOME (LOSS)
Net loss ...................................................................           (381)                   (654)
Other comprehensive income (loss), (net of deferred tax (expense) benefit of
  ($33) in 2007 and $57 in 2006) ...........................................          1,293                  (4,800)
                                                                                   --------                --------
   Comprehensive income (loss) .............................................       $    912                $ (5,454)
                                                                                   --------                --------

          See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                           (UNAUDITED)
                                                          THREE MONTHS                YEAR ENDED
                                                              ENDED                  DECEMBER 31,
                                                         MARCH 31, 2007                  2006
                                                      ----------------------     ----------------------
COMMON SHARES
Number of shares - beginning of year ...............             2,000                    2,000
                                                             ---------                ---------
   Number of shares - end of period ................             2,000                    2,000
                                                             =========                =========
COMMON STOCK
Balance - beginning of year ........................         $  15,000                $  15,000
                                                             ---------                ---------
   Balance - end of period .........................            15,000                   15,000
                                                             ---------                ---------
ADDITIONAL PAID-IN CAPITAL
Balance - beginning of year ........................           264,173                  239,173
Capital contribution ...............................              --                     25,000
                                                             ---------                ---------
   Balance - end of period .........................           264,173                  264,173
                                                             ---------                ---------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance - beginning of year ........................            (3,222)                  (2,355)
Net change in unrealized appreciation of investments             1,293                     (867)
                                                             ---------                ---------
   Balance - end of period .........................            (1,929)                  (3,222)
                                                             ---------                ---------
ACCUMULATED DEFICIT
Balance - beginning of year ........................           (25,446)                 (24,870)
Net loss ...........................................              (381)                    (576)
                                                             ---------                ---------
   Balance - end of period .........................           (25,827)                 (25,446)
                                                             ---------                ---------
   Total shareholder's equity ......................         $ 251,417                $ 250,505
                                                             =========                =========

          See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                (UNAUDITED)
                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                -------------------------------------------
                                                                                        2007                    2006
                                                                                -------------------       -----------------
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES
Net loss .............................................................               $   (381)               $   (654)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities
   Net realized losses on sale of investments ........................                   --                       475
   Net realized and unrealized losses on derivative financial
     instruments, excluding cash received and paid ...................                    624                     243
   Amortization of (discount) premium on bonds .......................                   (121)                    170
   Decrease in unpaid losses and loss adjustment expenses, net .......                   (892)                    (45)
   Increase in deferred premium revenue, net .........................                 10,999                   3,459
   Increase in deferred ceding commissions, net ......................                  1,366                   1,638
   Increase in reinsurance premiums payable ..........................                  6,315                  15,583
   Increase in premiums receivable ...................................                 (4,174)                 (4,317)
   Decrease in accrued investment income .............................                    604                     779
   Deferred tax expense (benefit) ....................................                    297                  (1,083)
   Decrease in accounts payable and accrued expenses .................                (16,667)                 (8,687)
   (Decrease) increase in intercompany payable to affiliates .........                 (2,305)                  4,292
   Other .............................................................                  2,374                    (591)
                                                                                     --------                --------
     Total adjustments ...............................................                 (1,580)                 11,916
                                                                                     --------                --------
     Net cash (used in) provided by operating activities .............                 (1,961)                 11,262
                                                                                     --------                --------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of debt ...........................................                  3,789                   2,302
Purchase of debt securities ..........................................                 (5,435)                (17,867)
Net (purchase) sales of short term investments .......................                (28,456)                 (9,639)
Proceeds from maturity of debt securities and short-term investments .                 17,734                  11,635
                                                                                     --------                --------
     Net cash used in investing activities ...........................                (12,368)                (13,569)
                                                                                     --------                --------

     Decrease in cash and cash equivalents ...........................                (14,329)                 (2,307)
CASH AND CASH EQUIVALENTS
Beginning of year ....................................................                 82,691                  32,337
                                                                                     --------                --------
End of Period ........................................................               $ 68,362                $ 30,030
                                                                                     ========                ========
                                                                                     ========                ========
Taxes paid (received) ................................................               $    840                $   (738)
                                                                                     ========                ========

          See accompanying notes to consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

1.   ORGANIZATION AND OWNERSHIP

          Through June 30, 2006, XL Capital Assurance Inc. ("XLCA") was a wholly owned subsidiary of XL Reinsurance America, Inc. ("XL RE AM"), which in turn is an indirect wholly owned subsidiary of XL Capital Ltd ("XL Capital"), a public company whose shares are listed on the New York Stock Exchange. On March 17, 2006, XL Capital formed Security Capital Assurance Ltd ("SCA"), a Bermuda based holding company, in anticipation of contributing its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to SCA and selling an interest therein to the public through an initial public offering of SCA common shares (the "IPO"). The contribution of such businesses to SCA occurred on July 1, 2006 and the IPO was consummated on August 4, 2006. The aforementioned operating businesses contributed to SCA by XL Capital consisted of: (i) XLCA and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited ("XLCA-UK") (XLCA and XLCA-UK hereafter collectively referred to as the "Company") and (ii) XL Financial Assurance Ltd. ("XLFA"). After the IPO, a secondary offering by XL Capital, the exercise of the underwriters' over-allotment option and restricted share awards to management of SCA, XL Capital's ownership of SCA's outstanding common shares represents approximately a 63% economic interest. As a result of limitations on XL Capital's voting power contained in SCA's by-laws, the votes conferred by the common shares owned by XL Capital will not exceed, with respect to elections of directors, 50.1% of the aggregate voting power of all common shares entitled to vote generally at any election of directors or, with respect to any other matter presented to SCA's shareholders for their action or consideration, 47.5% of the aggregate voting power of all common shares entitled to vote on such matter. If, however, the rating agencies would permit XL Capital's voting rights to be commensurate with its economic interest in SCA, without adversely affecting the ratings of SCA or its operating subsidiaries, XL Capital's voting power would automatically increase and consequently the voting power of all other shareholders in the aggregate would correspondingly decrease, thereby eliminating preferential voting rights of all SCA's other shareholders.

          XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guarantee insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia, and the U.S. Virgin Islands. In addition, XLCA through XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct financial guarantee business in England, Ireland, Spain, France, Portugal, Italy, Norway, The Netherlands, Greece, and Germany. Also, to facilitate distribution of its products XLCA maintains a branch office in Singapore and XLCA-UK maintains a branch office in Madrid. In addition XLCA has an office in California. XLCA and XLCA-UK have triple-A financial strength ratings from Standard & Poor's Ratings Services, Moody's Investors Service, Inc., and Fitch Inc. The Company is primarily engaged in the business of providing credit enhancement on fixed and variable rate income securities through the issuance of financial guarantee insurance policies, and credit protection on specific referenced credits or on pools of specific referenced credits through guarantees of credit default swaps issued by trusts established to comply with New York State Insurance Law (the "Trusts").

          Financial guarantee insurance provides an unconditional and irrevocable guarantee to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Credit default swaps are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a credit default swap, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Derivative financial instruments typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guarantee insurance. The Company's underwriting policies limit the Company to providing credit protection on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the Company through the issuance of insurance policies and credit default swaps. See
     Note 3 for further details.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND CONSOLIDATION

          These unaudited interim consolidated financial statements include the accounts of the Company, its subsidiary and the Trusts and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows as at the end of and for the periods presented. The results of operations for any interim period are not necessarily indicative of the results for a full year. All significant inter-company accounts and transactions have been eliminated. These statements should be read in conjunction

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

     with the Company's December 31, 2006 consolidated financial statements and notes thereto filed with the Securities and Exchange Commission as an Exhibit to SCA's Form 10-K for the year ended December 31, 2006. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

3.   DERIVATIVE FINANCIAL INSTRUMENTS

          The Company's derivative financial instruments principally include credit defaults swaps issued to its customers, guarantees of interest rate swap contracts in connection with its guarantees of certain debt obligations.

          Credit default swaps and financial guarantees of interest rate swaps insured by the Company meet the definition of a derivative under FASB statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No.
     149. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure and credit quality of the transaction. The Company considers credit default swaps to be, in substance, financial guarantee contracts as the Company intends to hold them to maturity. The full change in fair value is included in net realized and unrealized gains (losses) on derivative financial instruments.

          Credit default swaps generally cover a portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the Company's exposure at the inception of the transaction by an independent credit rating agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer of first loss protection is created with the Company participating in the senior or higher quality rated tranches of the transaction.

          The Company's exposure is fair valued taking into account changes in credit spreads, current market conditions, as well as the overall credit quality of the underlying collateral.

          The Company's credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first loss protection levels. These credit events are contract-specific, but generally cover bankruptcy, failure to pay and repudiation. The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment-grade ratings at the deals' inception. On a net par basis, approximately 97.3% of the portfolio is rated AAA with the remaining 2.7% allocated to other investment-grade ratings. The weighted average term of the contracts in force was 8.8 years. The components of the Company's net credit default swap asset and liability classified with other assets and accounts payable and accrued expenses, respectively, at March 31, 2007 and December 31, 2006 are as follows:

     (U.S. DOLLARS IN THOUSANDS)

                                                                              (UNAUDITED)
                                                                                 AS OF             AS OF
                                                                                MARCH 31,       DECEMBER 31,
                                                                                  2007              2006
                                                                            ---------------   ----------------
ASSETS
Reinsurance balances recoverable on unpaid losses ........................      $12,494           $11,746
Other assets .............................................................        8,818            11,668
                                                                                -------           -------
   Total Assets ..........................................................      $21,312           $23,414
                                                                                =======           =======

LIABILITIES
Unpaid losses and loss adjustment expenses ...............................      $13,855           $12,932
Other liabilities ........................................................        9,136            11,362
                                                                                -------           -------
   Total Liabilities .....................................................      $22,991           $24,294
                                                                                =======           =======

          The components of the Company's net realized and unrealized gains (losses) on derivative financial instruments for the period ended March 31, 2007 and 2006 are as follows:

     (U.S. DOLLARS IN THOUSANDS)

                                                                           (UNAUDITED)
                                                                        THREE MONTHS ENDED
                                                                              MARCH 31,
                                                              ------------------------------------------
                                                                      2007                  2006
                                                              ---------------------   ------------------
INCOME STATEMENT
Gross premiums written .........................................   $ 9,161                $ 5,477
Net premiums earned ............................................     1,197                    510
Net realized and unrealized gains (losses) on derivative
  financial instruments ........................................      (624)                  (243)
Net losses and loss adjustment expenses ........................       175                     73

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

4.   NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

     PROPOSED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS ("SFAS"), ACCOUNTING FOR FINANCIAL GUARANTEE INSURANCE CONTRACTS

          On April 18, 2007, the Financial Accounting Standards Board ("FASB") issued Proposed SFAS, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60. This proposed Statement would clarify how FASB Statement No. 60, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES, applies to financial guarantee insurance contracts. This proposed Statement, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. In addition, this proposed Statement would require that the measurement of the initial deferred premium revenue (liability) be the present value of the contractual premium due pursuant to the terms of the financial guarantee insurance contract, thereby changing current industry accounting practice with respect to insurance contracts priced on an installment basis by requiring that the present value of all contractual premiums due under such contracts, currently or in the future, be recorded on the company's balance sheet as premiums receivable. Under current industry practice such premiums are not reflected on the balance sheet.

          In regard to premium revenue recognition, the proposed Statement provides for premium to be recognized as revenue, for both upfront and installment paying policies, in proportion to the insured contractual principal and interest payments made by the issuer of the insured financial obligation, rather than being recognized over the term of each maturity for upfront premium paying policies, or over the installment period for installment premium paying policies. This change would generally result in a volatile revenue recognition pattern over the life of the insured obligation as premium would only be recognized as the insured obligation's principal or interest is paid. Furthermore, for certain bonds such as investor-owned utilities, CDOs and many other types of asset-backed securities that do not have periodic payments, this change would result in significantly slower and back-ended revenue recognition. The volatility would be most evident for insured securities whereby the principal payments are made at maturity but would also impact public finance insured securities with customized amortization schedules. For installment paying policies, the proposed Statement requires that the discount, equating to the difference between gross installment premiums and the present value of installment premiums, be recognized as investment income rather than premiums. We expect that the initial effect of applying the revenue recognition previsions of the Statement as currently proposed will be material to the Company's financial statements.

          In regard to the recognition of claim liabilities, the Statement provides that claim liabilities shall be established when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for a contract based on expected cash flows discounted using a risk-adjusted rate at initial recognition of the claim liability and, that, the assumptions underlying such liability be consistent with the information tracked and monitored through the company's surveillance list maintained by the insurance enterprise to evaluate credit deterioration in its insured financial obligations. We expect that implementation of this guidance as currently proposed would cause the Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future.

          The FASB has indicated that the final Statement is expected to be issued in the third quarter of 2007 and become effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this proposed Statement on its financial statements.

     SFAS NO. 155, "ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS" -

          In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), and addresses issues raised in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company adopted SFAS 155 on January 1, 2007 and it had no effect on the Company's financial condition or results of operations.

     FASB INTERPRETATION NO. 48, "ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - AN INTERPRETATION OF FASB STATEMENT NO. 109" -

          In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 and it did not have any effect on the Company's financial condition or results of operations.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

     FASB ISSUED SFAS NO. 157, "FAIR VALUE MEASUREMENTS" -

          In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157") which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company is currently evaluating the effect the adoption of SFAS 157 will have on its financial statements

     SFAS 159, "THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES" -

          In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect, if any, the adoption of SFAS 159 will have on its financial statements.

5.   PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

          When an insured issue is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company. Net premiums earned include $0.04 million and $0.34 million for the three months ended March 31, 2007 and 2006, respectively, related to refunded and called bonds.

6.   INCOME TAXES

          XLCA is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. XLCA has operations in subsidiary and branch form in certain international jurisdictions that are subject to relevant taxes in those jurisdictions.

          XLCA files a consolidated tax return with SCA Holdings U.S. Inc (the U.S. common parent of the SCA group) and its subsidiaries (which consists of XLCA and SCA's other U.S. based subsidiaries). XLCA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate's separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. As of March 31, 2007 and December 31, 2006, the Company had a U.S. federal income tax payable of $3.5 million and $4.2 million, respectively.

          As of March 31, 2007 and December 31, 2006, the company had deferred income tax assets of $17.6 million and $17.9 million, respectively. Such deferred tax assets were net of a valuation allowance of $1.2 million and $1.9 million as of March 31, 2007 and December 31, 2006, respectively. The valuation allowance relates to net unrealized capital losses and a net realized capital loss carry forward that may not be realized within a reasonable period. At March 31, 2007, the Company had net unrealized capital losses and a net realized capital loss carry forward of approximately $2.1 million and $1.3 million respectively, against which a valuation allowance has been established. The net realized capital loss carry forward will expire in 2012.

          The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. The Company did not recognize any liabilities for unrecognized tax benefits as a result of the implementation of Interpretation 48. With few exceptions, the Company is no longer subject to tax examinations by tax authorities in the major jurisdictions in which the Company operates for years prior to the following Dates:

     o    U.S. 2003

     o    U.K. 2002

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

          The Company's policy is to recognize any interest accrued related to unrecognized tax benefits as a component of interest expense and penalties in operating expenses. The Company does not have any accrued liabilities relating to interest and penalties as at March 31, 2007 or December 31, 2006, respectively.

7.   TREATIES AND AGREEMENT WITH AFFILIATES

     SERVICES AGREEMENTS WITH AFFILIATES

          Substantially all of the Company's personnel services are provided by XL Financial Administrative Services Inc. ("XLFAS"). Prior to the IPO, substantially all of the Company's personnel services were provided by employees of affiliates of XL Capital. In connection with the IPO, such employees have become employees of SCA. In addition, the Company purchased various services from affiliates of XL Capital prior to the IPO under various agreements and continues to purchase such services under new agreements that became effective at the date of the IPO. Such services principally include: (i) information technology support, (ii) reinsurance and retrocessional consulting and management services, (iii) actuarial, finance, legal, internal audit services and certain investment management services and (iv) certain advertising services. The Company incurred costs under the aforementioned agreements aggregating $ 27.8 million and $12.7 million for the three months ended March 31, 2007 and 2006, respectively, which are reflected in "Net operating expenses" in the accompanying consolidated statements of operations.

     EMPLOYEE BENEFIT PLANS

          Prior to the IPO, XL America, Inc ("XLA") maintained a qualified defined contribution pension plan and a non-qualified deferred compensation plan for the benefit of all XLFAS eligible employees (collectively, the "Plans"). Discretionary contributions to both Plans were based on a fixed percentage of employee contributions and compensation as defined by the Plans. Such plans were converted to SCA plans on the effective date of the IPO. The terms and provisions of SCA's plans are substantially the same as the aforementioned plans of XLA. For the period ended March 31, 2007 and 2006, the Company incurred costs under the aforementioned plans aggregating $1.2 million, and $0.7 million, respectively, which are reflected in "Net operating expenses" in the accompanying consolidated statements of operations.

     REINSURANCE AGREEMENTS WITH AFFILIATES AND OTHER GUARANTIES

          The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements.

     o The Company has a facultative quota share reinsurance treaty ("Treaty") with XLFA. Under the terms of the this Treaty, XLFA agrees to reinsure up to 75% of the guarantee business written by the Company provided it meets certain specified parameters. Prior to July 1, 2006, the XLFA agreed to reinsure up to 90% of the Company's acceptable risks. In addition, the Company is allowed up to a 30% ceding commission (or such other percentage on an arm's-length basis) on ceded premiums written under the agreement.

     o Effective August 4, 2006, XL RE AM indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 8 (a). In consideration for the aforementioned indemnification the Company is obligated to pay XL RE AM approximately $9.8 million on an installment basis over the life of the aforementioned project financing. As this premium is due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnification (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which are reflected in the accompanying consolidated balance sheet in "Reinsurance premiums payable" and "Prepaid reinsurance premiums", respectively. For the three months ended March 31, 2007, the Company incurred costs under the aforementioned agreements aggregating approximately $0.2 million and the balance of the aforementioned liability and deferred cost was $6.6 million at March 31, 2007.

     o Effective August 4, 2006, XLA indemnified the Company for any dimunition in value below their carrying value at June 30, 2006 of the investment described in Note 8 (b), which investment was acquired in connection with the satisfaction of a claim under a financial guarantee insurance policy issued by XLCA. In addition, pursuant to the aforementioned indemnity, XLA agreed to indemnify the Company for any costs arising out of any litigation or future claim in connection with the aforementioned insurance policy. See Note 8 (b) for further information regarding amounts recovered or recoverable by XLCA under the indemnity.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

     o Effective May 1, 2004, XL Insurance (Bermuda) Ltd ("XLI"), an indirect wholly owned subsidiary of XL Capital, entered into an agreement with XLCA which unconditionally and irrevocably guarantees XLCA the full and complete payment when due of all of XLFA's obligations under its facultative quota share reinsurance agreement with XLCA, under which agreement XLFA has assumed business from XLCA since December 19, 2000. The gross par value of business guaranteed by XLI under this agreement was approximately $83.2 billion and $83.1 billion as of March 31, 2007 and December 31, 2006, respectively. The agreement terminated with respect to any new business produced by XLCA and ceded to XLFA pursuant to the faculative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under such agreement prior to the IPO.

     o Effective November 1, 2002, XLCA entered into a facultative reinsurance arrangement (the "XL Re Treaty") with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to reinsure risks insured by XLCA under financial guarantee insurance policies up to the amount necessary for XLCA to comply with single risk limitations set forth in
          Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and is on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm's-length basis) on ceded premiums written under the terms of this agreement.

     o The Company provides financial guarantee insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC ("XLAF"), an affiliate of the Company. As of March 31, 2007 and December 31, 2006, the aggregate face amount of such investment agreements insured by the Company was $4.1 billion ($627.0 million net of reinsurance to XLFA) and $3.9 billion ($554.8 million net of reinsurance to XLFA), respectively. In addition, the Company insures XLAF's obligations under certain derivative contracts issued and purchased by XLAF. As of March 31, 2007, the total notional value of such contracts insured was $179.1 million. For the period ended March 31, 2007 and 2006, the Company recorded earned premiums of $1.0 million ($0.1 net of reinsurance to XLFA) and $1.0 million ($0.1 net of reinsurance to XLFA), respectively.

     o XLI guarantees the obligations of XLCA in connection with certain transactions insured by XLCA-UK. As of March 31, 2007 and December 31, 2006, the gross par outstanding related to these transactions were approximately $1,049.4 million ($60.1 million net of reinsurance) and $1,017.8 million ($58.6 million net of reinsurance), respectively.

     Amounts ceded to affiliate reinsures are as follows:


     (U.S. DOLLARS IN THOUSANDS)
     Statement of Operations

                                                                   (UNAUDITED)
                                                                THREE MONTHS ENDED
                                                                      MARCH 31,
                                                      ------------------------------------------
                                                              2007                  2006
                                                      ---------------------   ------------------
Ceded premiums written ............................         $69,739               $62,796
Ceded premiums earned .............................          36,840                35,501
Ceded commission revenue ..........................           9,367                10,546
Ceded losses and loss adjustment expenses..........           1,224                 3,606



     (U.S. DOLLARS IN THOUSANDS)
     Balance Sheets

                                                           (UNAUDITED)
                                                              AS OF             AS OF
                                                             MARCH 31,       DECEMBER 31,
                                                               2007              2006
                                                         ---------------   ----------------
ASSETS
Prepaid reinsurance premium ..........................       $618,108         $582,798
Reinsurance balances recoverable on unpaid losses.....        151,793          153,017
                                                             --------         --------
   Total Assets ......................................       $769,901         $735,815
                                                             ========         ========

LIABILITIES
Deferred ceding commissions, net .....................       $145,334         $135,555
Reinsurance premiums payable .........................         28,731           22,226
                                                             --------         --------
   Total Liabilities .................................       $174,065         $157,781
                                                             ========         ========

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

8.   LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

          The Company's liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

                                                                           (UNAUDITED)
                                                                        AS OF AND FOR THE                  AS OF AND FOR THE
                                                                       THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                         MARCH 31, 2007                    DECEMBER 31, 2006
                                                                 -------------------------------    --------------------------------
                                                                      CASE         UNALLOCATED           CASE         UNALLOCATED
     (U.S. DOLLARS IN THOUSANDS)                                    RESERVES        RESERVES           RESERVES         RESERVES

Unpaid losses and loss expenses at beginning of year ......         $ 83,783         $ 81,124          $ 66,183         $ 65,419
Unpaid losses and loss expenses recoverable ...............          (82,283)         (73,314)          (62,518)         (59,555)
                                                                    --------         --------          --------         --------
Net unpaid losses and loss expenses at beginning of year ..            1,500            7,810             3,665            5,864
Increase (decrease) in net losses and loss expenses
   incurred in respect of losses occurring in:
   Current year ...........................................             --                206              --              1,704
   Prior years ............................................             (670)            --                 (66)            --

Less net losses and loss expenses (paid) received & other .             (428)            --              (2,099)             242
                                                                    --------         --------          --------         --------
Net unpaid losses and loss expenses at end of period ......              402            8,016             1,500            7,810
Unpaid losses and loss expenses recoverable ...............           78,611           75,861            82,283           73,314
                                                                    --------         --------          --------         --------

Unpaid losses and loss expenses at end of period ..........         $ 79,013         $ 83,877          $ 83,783         $ 81,124
                                                                    ========         ========          ========         ========

CASE BASIS RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Set forth below is a discussion of certain case basis reserves established by the Company. The Company has been indemnified with respect to loss development relating to the insurance transactions described under "(a)" and "(b)" below by affiliates of XL Capital in connection with SCA's IPO. As a result of such indemnifications, all adverse loss development on such insurance transactions subsequent to the effective date of the IPO, which is in excess of the Company's carried reserves for such transactions at the date of the IPO, will be absorbed by the aforementioned affiliates of XL Capital. Such protection does not relieve the Company of its obligations under the aforementioned insurance transactions. Accordingly, the Company is still liable under the insurance transactions in the event that the affiliates of XL Capital do not meet their obligations under the indemnifications. For further information with respect to the indemnifications see Note 7.

a. At December 31, 2006, the Company carried a gross case basis reserve for losses and loss adjustment expenses of approximately $74.6 million ($2.8 million after reinsurance to XLFA and XL RE AM) relating to an insured project financing. There was no change in the reserve during the three months ended March 31, 2007. The total remaining par insured by the Company with respect to this transaction, which amortizes over 12 years, aggregated approximately $215.8 million at March 31, 2007. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate, if necessary, as new information becomes available.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

b. At December 2006, the Company carried a liability of $5.0 million relating to a dispute in regard to certain exposures associated with notes which were insured by the Company and collateralized by loans to medical providers. Because the Company's liability in regard to this dispute was fully indemnified by XLA pursuant to the indemnification discussed above and in Note 7, the Company also carried a receivable from XLA for $5.0 million at December 31, 2006. During the three months ended March 31, 2007, the Company reduced the liability and corresponding receivable from XLA by $1.1 million to reflect an agreement in principal among the parties to settle the dispute in exchange for a payment by the Company of $3.9 million.

c. At December 31, 2006 the Company carried a case basis reserve for losses and loss adjustment expenses of $3.3 million ($0.6 million after reinsurance to XLFA) representing the present value of the loss expected to be incurred in the future with respect to an insured residential mortgage securitization. During the three months ended March 31, 2007 the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company's exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses for the three months ended March 31, 2007 of $3.3 million ($0.6 million after reinsurance to XLFA) resulting from the elimination of the aforementioned reserve.

     The financing vehicle through which the insured project financing discussed in (a) above was issued is considered a variable interest entity under FASB Interpretation 46/46R, "Consolidation of Variable Interest Entities", however, the Company is not the primary beneficiary. If this transaction is restructured or if the Company exercises its contractual rights in the event of a default, the primary beneficiary in the transaction will have to be reconsidered. If such events occur, the Company would likely be required to consolidate the financing vehicle.

9.   EXPOSURES UNDER GUARANTEES

     The Company provides financial guarantee insurance and reinsurance to support public and private borrowing arrangements. Financial guarantee insurance guarantees the timely payment of principal and interest on insured obligations to third party holders of such obligations in the event of default by an issuer. The Company's potential liability in the event of non-payment by the issuer of an insured or reinsured obligation represents the aggregate outstanding principal insured or reinsured under its policies and contracts and related interest payable at the date of default. In addition, the Company provides credit protection on specific referenced credits or on pools of specific referenced credits through the issuance of credit default swaps. Under the terms of credit default swaps, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a reference obligation or entity. The Company's potential liability under credit default swaps represents the notional amount of such swaps.

     At March 31, 2007, the Company's net outstanding par exposure under its in-force financial guarantee insurance and reinsurance policies and contracts aggregated to $17.4 billion and net reserves for losses and loss adjustment expenses relating to such exposures was $0.4 million at such date. In addition, at March 31, 2007, the Company's notional exposure under credit default swaps aggregated to $5.4 billion and the net assets for these credit default swaps reflected in the Company's balance sheet at March 31, 2007 was $0.3 million.